Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-53011 and Form S-8 333-76825) pertaining to the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as amended and restated, First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Plan, as amended, and First Interstate BancSystem, Inc. Employee Stock Purchase Plan; and, Registration Statements (Form S-8 No. 333-106495 and Form S-8 No. 333-69490) pertaining to the First Interstate BancSystem, Inc. 2001 Stock Option Plan of our report dated February 6, 2004, with respect to the consolidated financial statements of First Interstate BancSystem, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah
February 21, 2005